Exhibit 99.1

PROFESSIONAL DIVERSITY NETWORK
AND NATIONAL ASSOCIATION OF PROFESSIONAL WOMEN
COMPLETE MERGER

CHICAGO, IL – September 24, 2014 – Professional Diversity Network, Inc. (NASDAQ: IPDN) (“PDN”) announced that, as of today, its merger with National Association of Professional Women (“NAPW”) is now complete.

"We are pleased to announce that our merger with NAPW is complete and we are now one company working together to provide enhanced recruitment solutions for our clients by leveraging our proprietary employment software technologies, offering greater employment opportunities for our over three million users through our extensive network of diversity recruitment partnerships, and increasing shareholder value for our loyal stockholders through this accretive and highly synergistic merger,” commented Jim Kirsch, CEO of PDN. Mr. Kirsch continued, “As a result of this transaction, we are excited to welcome Star Jones, Matthew Proman, Randi Zuckerberg, and Donna Brazile to our Board of Directors to help expand PDN’s reach and growth.”

Star Jones, NAPW President and National Spokesperson, has also been appointed to the role of President of PDN.  As a result of the completion of the merger, Ms. Jones joins the small circle of African-American women in the US  leading a public company.

“PDN enhances its position on diversity in America through this merger with NAPW, maintaining its steadfast belief that diversity improves the performance of businesses and public boards of directors. The singular company will provide expanded career opportunities to our over 600,000 diverse professional women members,” said Star Jones. Ms. Jones continued, “as President of PDN, I will continue to lead a team dedicated to supporting and advocating for women and all diverse Americans utilizing the collective strength of our affiliate companies, members, partners, technology, and unique proprietary platform to set the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons nationally.”

“I am particularly enthused that PDN will benefit from Ms. Jones’ extraordinary skills, intelligence and passion,” said Jim Kirsch. “Ms. Jones has spent her professional career advocating for the advancement of all Americans, as a lawyer and a national thought leader. Her advocacy for PDN members will bring tremendous benefit to our affiliate network and in turn is another remarkable step in advancing diverse corporate leadership in America.”

As consideration for the merger, PDN issued 6,309,845 shares of its common stock for all of the outstanding shares of NAPW stock, paid to the sole shareholder of NAPW, in cash, $3,555,000, and issued to the sole shareholder of NAPW a promissory note in the principal amount of $445,000, subject to certain performance milestones, as well as a number of options and warrants to purchase additional shares of PDN common stock.

Aegis Capital Corp. acted as PDN’s financial advisor and Maxim Group LLC acted as NAPW’s financial advisor in the merger.

About Professional Diversity Network (PDN)
PDN develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent. PDN’s networking communities harness its relationship recruitment methodology to facilitate and empower professional networking within common affinities. PDN believes that those within a common affinity often are more aggressive in helping others within their respective group progress professionally. PDN operates its relationship recruitment affinity groups within the following sectors: Women, Hispanic Americans, African Americans, Asian Americans, Disabled, Military Professionals, Lesbians, Gay, Bisexual and Transgender (LGBT) and Students and Graduates seeking to transition from education to career. PDN’s online platform provides employers a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program.

About National Association of Professional Women (NAPW)
NAPW is one of the largest, most-recognized networking organizations of professional women in the country. Spanning virtually every industry and profession, NAPW is a powerfully vibrant networking community with over 600,000 members and nearly 300 Local Chapters. NAPW members have diverse backgrounds, beliefs, perspectives and lifestyles with one common bond – their ability to succeed. NAPW’s mission is to provide an exclusive, highly advanced networking forum to successful women executives, professionals and entrepreneurs where they can aspire, connect and achieve. Through innovative resources, unique tools and progressive benefits, professional women interact, exchange ideas, advance their knowledge and empower each other.

Forward-Looking Statements
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on the current objectives, beliefs, and expectations of PDN and NAPW, and they are subject to significant risks and uncertainties that may cause actual results and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results to differ from such statements: synergies and other benefits from the proposed merger may not be realized within the expected time frames; costs or difficulties related to integration matters might be greater than expected; unanticipated changes and competition in the online recruitment market; and other economic, business, competitive, and regulatory factors affecting the businesses of the PDN and NAPW generally, including those set forth in the filings of PDN with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its annual reports on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K, and other SEC filings. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither PDN or NAPW assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

         David Mecklenburger, CFO
         312-614-0944
         dmecklenburger@prodivnet.com

Capital Markets Advisor
         Merriman Capital, Inc.
         Douglas Rogers, Managing Director
         Head of Capital Markets Advisory Group
         415-248-5612
         drogers@merrimanco.com